Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8800 Contact: Roland O. Burns Sr. Vice President and Chief Financial Officer Web Site: www.comstockresources.com
NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. CLOSES
$170.0 MILLION OIL & GAS PROPERTY ACQUISITION
     FRISCO, TEXAS, December 31, 2007 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced that on December 28, 2007 it closed the previously announced acquisition of certain oil and gas properties and related assets from SWEPI LP, an affiliate of Shell Oil Company (“Shell”) for $170.0 million. Comstock acquired producing properties in South Texas which include 67 (43.0 net) producing wells which are currently producing 22 million cubic feet of natural gas equivalent per day. Comstock estimates that the acquired properties have net proved reserves of approximately 57 billion cubic feet (“Bcf”) of natural gas. All of the proved reserves are in the developed category. In addition to the proved reserves, Comstock estimates that the properties could yield an additional 90 Bcf of resources potential from future exploitation.
     The acquisition had an effective date of October 1, 2007. The acquisition was funded by borrowings under Comstock’s bank credit facility, with Bank of Montreal as administrative agent for a syndicate of banks.
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.
Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d’Arc Energy, Inc. (NYSE: BDE). The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.